Exhibit 23.2

19 December 2017

PagSeguro Digital Ltd.

Av. Brigadeiro Faria Lima, 1384

4º andar, parte A

São Paulo, SP, 01451-001

Brazil

Dear Sirs,

Re: PagSeguro Digital Ltd. (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), filed with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) relating to the offering of the Company’s Class A common shares being offered by the Company and Universo Online S.A..

We hereby consent to the references to our firm under the captions “Validity of Securities” and “Enforceability of Civil Liabilities” and elsewhere in the prospectus forming a part of the Registration Statement. ln giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/S/ CONYERS DILL & PEARMAN
Conyers Dill & Pearman